Exhibit 99.1

VOLCANO ACHIEVES 22 PERCENT INCREASE IN FIRST QUARTER REVENUES;

SALES GROWTH, MARGIN EXPANSION DRIVE PROFITABILITY

COMPANY REPORTS NEW PRODUCT INITIATIVES IN JAPAN

(SAN DIEGO, CA) May 4, 2011—Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision intravascular diagnosis and therapy guidance tools designed to enhance the treatment of coronary and peripheral artery disease, said today that revenues in the first quarter of 2011 increased 22 percent versus revenues in the first quarter of 2010.

For the quarter ended March 31, 2011, Volcano reported revenues of $81.0 million, compared with revenues of $66.6 million in the first quarter a year ago, and gross margin was 65.6 percent in the first quarter of 2011 compared to gross margin of 60.0 percent in the first quarter a year ago.

The company reported net income on a GAAP basis of $1.2 million, or $0.02 per diluted share, in the first quarter of 2011, versus a net loss on a GAAP basis of $4.0 million, or $0.08 per share, in the first quarter of 2010.

In a separate press release today, the company announced the signing of a supply agreement with ev3, a Covidien company, under which Volcano will supply its IVUS (Intravascular Ultrasound) technology for use in ev3’s Plaque Excision Systems, which will work on Volcano’s installed base of more than 5,000 multi-modality systems

“Our strong revenue performance for the quarter reflects our continued success at achieving market share gains and driving utilization. Sales of our IVUS disposables increased nearly 24 percent, driven primarily by a 40 percent increase in Japan, while FM (Functional Measurement) disposable revenues increased 39 percent, including 52 percent in the U.S. This revenue growth, combined with a very solid increase in gross margin and continued operating leverage, drove our bottom line performance in the quarter,” said Scott Huennekens, president and chief executive officer.

The company said that the natural disasters in Japan negatively impacted revenues by approximately $1 million in the first quarter of 2011 and that it expects an additional combined total impact of $4 million in the second and third quarters of 2011, with activity returning to historical levels by the fourth quarter.

“In spite of the current situation in Japan, we continue to be excited about our opportunities there, not only because of our current strong position in the market, but also due to our continued product innovation,” Huennekens noted. “During the first quarter, we received clearance to market both the Eagle Eye Platinum digital IVUS catheter—the most advanced digital IVUS catheter on the market—and the PrimeWire PRESTIGE FFR guide wire in Japan. In addition, we recently received regulatory approval for our VIBE RX Vascular Imaging Balloon Catheter in Japan and expect to initiate the product launch during the current quarter. We believe the VIBE, which combines imaging and therapy on a single catheter, will provide us a meaningful competitive advantage in the market,” he added.

“Volcano has started 2011 with an excellent performance and we believe our one system, many solutions strategy will continue to drive growth, not only with our existing offerings, but also through a rich pipeline of products we plan to roll out over the next two years that could more than double the size of our addressable markets. Despite the short-term issues in Japan, we are on track to meet our long-term revenue, margin expansion, operating leverage and profitability goals,” Huennekens said.

Guidance for 2011

The company provided updated guidance for fiscal 2011. Because of the expected $5 million impact on revenues resulting from events in Japan, the company now expects revenues for fiscal 2011 will be in the range of $342-$347 million compared to prior guidance for revenues of $347-$352 million. Its outlook for gross margins of 64-65 percent and operating expenses of 57-59 percent of revenues for the full year remain unchanged. The company now expects GAAP earnings per share on a diluted basis will be in the range of $0.19-$0.21 compared to prior guidance of $0.22-$0.24 per diluted share, with weighted average shares on a diluted basis of approximately 55.0 million shares.

Conference Call Information

The company will hold a conference call at 2 p.m., Pacific Daylight Time (5 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (631) 291-4555, passcode 60754968, or via the company’s website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through May 11, at (706) 645-9291, passcode 60754968, and via the company’s website at http://www.volcanocorp.com.

About Volcano Corporation

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano’s business that are not historical facts may be considered “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause Volcano’s actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the pace and extent of market adoption of the company’s products and technologies, growth strategies, the impact of events in Japan, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano’s filings made with the Securities and Exchange Commission, including our recent annual report on Form 10-K for the year ended December 31, 2010, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

Ruder-Finn

(415) 692-3058

VOLCANO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$53,004	$43,429
Short-term available-for-sale investments	153,228	175,283
Accounts receivable, net	60,329	59,133
Inventories	43,858	40,499
Prepaid expenses and other current assets	7,634	6,643

Total current assets	318,053	324,987
Long-term available-for-sale investments	33,285	26,804
Property and equipment, net	58,440	56,503
Intangible assets, net	16,558	17,103
Goodwill	2,487	2,487
Other non-current assets	3,941	3,682

	$432,764	$431,566

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,788	$13,895
Accrued compensation	13,935	18,241
Accrued expenses and other current liabilities	17,105	21,960
Deferred revenues	5,973	5,898
Current maturities of long-term debt	70	56

Total current liabilities	51,871	60,050
Long-term debt	92,334	91,236
Deferred revenues	2,640	2,466
Other	3,127	3,478

Total liabilities	149,972	157,230
Stockholders’ equity	282,792	274,336

	$432,764	$431,566

VOLCANO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$80,995	$66,572
Cost of revenues	27,874	26,638

Gross profit	53,121	39,934
Operating expenses:
Selling, general and administrative	35,460	33,079
Research and development	13,088	9,858
Amortization of intangibles	855	573
In-process research and development	—	32

Total operating expenses	49,403	43,542

Operating income (loss)	3,718	(3,608)
Interest income	243	85
Interest expense	(2,005)	(7)
Exchange rate loss	(388)	(121)
Other, net	—	(10)

Income (Loss) before provision for income taxes	1,568	(3,661)
Provision for income taxes	412	375

Net income (loss)	$1,156	$(4,036)

Net income (loss) per share:
Basic	$0.02	$(0.08)

Diluted	$0.02	$(0.08)

Shares used in calculating net income (loss) per share:
Basic	51,766	49,743

Diluted	54,215	49,743

VOLCANO CORPORATION

REVENUE SUMMARY

(in millions)

(unaudited)

	Three Months Ended March 31,		Percentage Change
	2011	2010	2010 to 2011
Medical segment:
Consoles:
United States	$5.9	$4.2	41%
Japan	0.6	1.3	(48)
Europe	2.4	1.9	24
Rest of world	1.0	1.3	(23)

Total Consoles	$9.9	$8.7	15

IVUS single-procedure disposables:
United States	$18.2	$16.4	12%
Japan	22.2	15.8	40
Europe	5.5	5.3	3
Rest of world	1.7	1.1	53

Total IVUS single-procedure disposables	$47.6	$38.6	24

FM single-procedure disposables:
United States	$8.1	$5.3	52%
Japan	0.9	0.8	11
Europe	5.1	4.0	28
Rest of world	0.6	0.4	41

Total FM single-procedure disposables	$14.7	$10.5	39

Other	$4.9	3.7	32%

Sub-total medical segment	$77.1	$61.5	26

Industrial segment	$3.9	5.1	(24)

Total	$81.0	$66.6	22